Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Assistant VP of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Closes the Kerr-McGee Transaction

HOUSTON — August 24, 2006 — W&T Offshore, Inc. (NYSE: WTI) today announced that it has completed the merger transaction with a Kerr-McGee subsidiary owning the Gulf of Mexico conventional shelf properties of Kerr-McGee, as previously announced on January 23, 2006. The effective date of the transaction is October 1, 2005. Kerr-McGee was recently acquired by Anadarko Petroleum Corporation (NYSE: APC).

As a result of closing adjustments, the transaction statistics differ from those previously announced as follows:

Kerr-McGee Transaction	1/23/2006 Estimated	8/24/2006 Closing
Purchase price ($ mm)	$1,339	$1,030
Acreage (gross)	1,338M	1,118M
Estimated daily production (mmcfe/d)	150	161
% Gas Production	74%	73%

W&T has funded this transaction through its senior secured credit facility and with cash on hand as outlined below:

($ in millions)
Cash	$267.9
Debt:
Revolver	75.0
Term Loan A	387.5
Term Loan B	300.0

$1,030.4

The properties involved in this transaction include interests in approximately 100 fields on 242 offshore blocks (including 88 undeveloped blocks) spreading across the Western, Central and Eastern U.S. Gulf of Mexico, primarily in water depths of less than 1,000 feet. The closing of the transaction makes W&T Offshore the third largest shelf acreage holder in the Gulf of Mexico with over 2 million gross acres. The transaction will also provide over 92 additional exploration prospects to the Company’s inventory.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “By far, this is the largest transaction in the Company’s history and we are anxious to begin exploring and optimizing these properties. We have established a solid track record for exploiting acquired assets and are confident that these properties offer as much upside potential as those we have acquired in the past. With the significant inventory of exploration prospects included in this transaction, we expect to be able to further demonstrate that not only are we skilled at making good acquisitions, but we are very accomplished explorers as well.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2005 (www.sec.gov).

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